Exhibit 23.4
Rule 438 Consent

I will become a director of United Community Banks, Inc. (“United”) after consummation of the merger of Gwinnett Commercial Group, Inc. with and into United and am so designated in the Registration Statement on Form S-4 filed by United with the SEC. I hereby consent to being so designated in the Registration Statement.

/s/ John D. Stephens John D. Stephens

May 1, 2007